Exhibit 99.1

FINAL

Catabasis Pharmaceuticals Reports Third Quarter 2015 Financial Results and Recent Corporate Highlights

— MoveDMDSM trial of CAT-1004 in Duchenne Muscular Dystrophy (DMD) Progressing —

— Orphan, Rare Pediatric Disease and Fast Track Designations Received for CAT-1004 in DMD —

— Phase 2a Trial for CAT-2054 in Hypercholesterolemia Actively Recruiting —

CAMBRIDGE, MA, November 12, 2015 — Catabasis Pharmaceuticals, Inc. (NASDAQ:CATB), a clinical-stage drug development company built on a pathway pharmacology technology platform, today announced financial results for the third quarter ended September 30, 2015 and corporate highlights.

“Catabasis made important advancements in both of our clinical-stage programs during the third quarter of 2015,” commented Jill C. Milne, Ph.D., chief executive officer of Catabasis. “We are now scheduling the final cohort for Part A of the MoveDMD trial of CAT-1004, which we believe has the potential to be a disease-modifying therapy that promotes muscle regeneration in patients with DMD, regardless of the underlying mutation. Additionally, we have started recruiting for our Phase 2a trial of CAT-2054 for hypercholesterolemia and we expect to initiate dosing in the fourth quarter of 2015.”

Recent and Upcoming Corporate Highlights

•                  MoveDMD trial of CAT-1004 in Duchenne Muscular Dystrophy Progressing

We currently are scheduling the final cohort of Part A of the MoveDMD trial, a Phase 1 / 2 clinical trial of CAT-1004 for the treatment of DMD. We expect to release safety, tolerability and pharmacokinetics results from Part A of the MoveDMD trial in early Q1 2016.

•                  Multiple Regulatory Designations Received for CAT-1004 in DMD

During the third quarter, we received Fast Track and Rare Pediatric Disease designations from the FDA and in October the European Commission granted Orphan Medicinal Product designation for CAT-1004 for the treatment of DMD.

•                  Phase 2a Trial for CAT-2054 in Hypercholesterolemia Actively Recruiting

We announced positive top-line Phase 1 data for CAT-2054 for the treatment of hypercholesterolemia.  We have started recruiting for our Phase 2a trial of CAT-2054 for hypercholesterolemia and we expect to initiate dosing in the fourth quarter of 2015.

Third Quarter 2015 Financial Results

Cash Position: At September 30, 2015, Catabasis had cash and cash equivalents of $72.7 million, compared to $14.7 million as of December 31, 2014. Net cash used in operating activities for the three months ended September 30, 2015 was $7.8 million, compared to $4.7 million for the three months ended September 30, 2014. Net cash used in operating activities for the nine months ended September 30, 2015 was $21.1 million, compared to $14.5 million for the nine months ended September 30, 2014.

R&D Expenses: Research and development expenses were $5.8 million for the three months ended September 30, 2015, compared to $4.5 million for the three months ended September 30, 2014, and $16.4 million for the nine months ended September 30, 2015, compared to $11.4 million for the nine months ended September 30, 2014.  The increases in research and development expenses for the 2015 periods relative to the 2014 periods were primarily attributable to increased direct program costs related to the initiation of the CAT-1004 MoveDMD trial in 2015 and increased employee compensation costs.

G&A Expenses: General and administrative expenses were $2.4 million for the three months ended September 30, 2015, compared to $1.4 million for the three months ended September 30, 2014, and $6.0 million for the nine months ended September 30, 2015, compared to $4.4 million for the nine months ended September 30, 2014.  The increases in general and administrative expenses for the 2015 periods relative to the 2014 periods were primarily attributable to increased employee compensation costs and increased consulting and professional expenses to support our overall growth.

Operating Loss: Loss from operations was $8.2 million for the three months ended September 30, 2015, compared to $6.0 million for the three months ended September 30, 2014, and $22.3 million for the nine months ended September 30, 2015, compared to $15.8 million for the nine months ended September 30, 2014.

Net Loss: Net loss was $8.5 million, or $0.55 per share, for the three months ended September 30, 2015, compared to a net loss of $6.0 million for the three months ended September 30, 2014. Net loss for the nine months ended September 30, 2015 was $23.0 million, compared to $15.9 million for the nine months ended September 30, 2014.

Conference Call and Webcast

Catabasis will host a conference call and webcast at 4:30pm ET today to provide an update on corporate developments and to discuss third quarter financial results.

Participant Toll-Free Dial-In Number:	(877) 259-0810

Participant International Dial-In Number:	(916) 582-3604

Pass Code:	64559583

Please specify to the operator that you would like to join the “Catabasis Third Quarter 2015 Results Call.”

Interested parties may access a live audio webcast of the conference call via the investor section of the Catabasis website, www.catabasis.com. Please connect to the Catabasis website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

The conference call will also be available to be replayed for two weeks following the call at (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, both with the Pass Code 64559583. The webcast will be archived for 90 days.

About CAT-1004

CAT-1004 is an oral small molecule that inhibits activated NF-kB, a protein that coordinates cellular response to muscular damage, stress and inflammation and plays an important role in muscle health. In skeletal muscle, activated NF-kB drives muscle degeneration and suppresses muscle regeneration. In animal models of DMD, CAT-1004 inhibited activated NF-kB, reduced muscle inflammation and degeneration and increased muscle regeneration. In Phase 1 clinical trials, CAT-1004 inhibited activated NF-kB and was well tolerated with no observed safety concerns. The FDA has granted CAT-1004 orphan drug, fast track and rare pediatric disease designations for the treatment of DMD. The European Commission has granted CAT-1004 orphan medicinal product designation for DMD. Catabasis is currently conducting the MoveDMD Phase 1 / 2 trial of CAT-1004 in 4-7 year-old boys with DMD.

About CAT-2054

CAT-2054 is an investigational oral drug initially being developed for the treatment of hypercholesterolemia in patients for whom existing therapies are insufficient. By modulating the SREBP pathway, CAT-2054 may inhibit production of important cholesterol metabolism proteins such as PCSK9, HMG-CoA reductase, ATP citrate lyase and NPC1L1. If approved, CAT-2054 may have the potential to be the first therapy to simultaneously modulate cholesterol synthesis, clearance and absorption. Catabasis has completed a Phase 1 trial of CAT-2054 in healthy volunteers, announced positive top-line data and is actively recruiting patients for the Phase 2a trial of CAT-2054 in patients with hypercholesterolemia.

About Catabasis

Catabasis Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics using its proprietary Safely Metabolized And Rationally Targeted, or SMART, linker technology platform. The Company’s SMART linker technology platform is based on the concept of treating diseases by simultaneously modulating multiple targets in one or more related disease pathways. The Company engineers bi-functional product candidates that are conjugates of two molecules, or bioactives, each with known pharmacological activity, joined by one of its proprietary SMART linkers. The SMART linker conjugates are designed for enhanced efficacy and improved safety and tolerability. The Company’s focus is on treatments for rare diseases. The Company is also developing other product candidates for the treatment of serious lipid disorders. For more information on the Company’s technology and pipeline of drug candidates, please visit www.catabasis.com.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about future clinical trial plans and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the Company’s product candidates; and general economic and market conditions and other factors discussed in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2015, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

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Corporate and Media Contact

Andrea Matthews

Catabasis Pharmaceuticals, Inc.

T: (617) 349-1971

amatthews@catabasis.com

Catabasis Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September		Nine Months Ended September
	2015	2014	2015	2014

Operating expenses:
Research and development	$5,813	$4,543	$16,360	$11,361
General and administrative	2,388	1,427	5,966	4,443
Total operating expenses	8,201	5,970	22,326	15,804
Loss from operations	(8,201)	(5,970)	(22,326)	(15,804)
Other (expense) income:
Other (expense) income, net	(2)	2	11	3
Interest expense	(282)	(57)	(709)	(57)
Total other expense	(284)	(55)	(698)	(54)
Net loss and comprehensive loss	$(8,485)	$(6,025)	$(23,024)	$(15,858)
Net loss per share - basic and diluted	$(0.55)	$(13.55)	$(4.11)	$(38.34)
Weighted-average common shares outstanding used in net loss per share - basic and diluted	15,297,794	444,787	5,596,412	413,622

Catabasis Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014

Cash and cash equivalents	$72,709	$14,668
Working capital (1)	65,889	10,788
Total assets	73,657	15,964

Current portion of notes payable, net of discount	3,191	309
Notes payable, net of current portion and discount	6,549	4,439
Convertible preferred stock	—	80,146
Total stockholders’ equity (deficit)	$59,544	$(73,053)

(1) We define working capital as current assets minus current liabilities

Catabasis Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014

Net cash used in operating activities	(21,050)	(14,492)
Net cash used in investing activities	(60)	(5,135)
Net cash provided by financing activities	79,151	4,828
Net increase (decrease) in cash and cash equivalents	58,041	(14,799)